Exhibit 99.1

Four Oaks Fincorp, Inc. Announces Positive Earnings in 2012’s Second Quarter

FOUR OAKS, N.C.--(BUSINESS WIRE)--August 17, 2012--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the second quarter ended June 30, 2012. Net income for the second quarter and six months ended June 30, 2012 was $29,000 and $581,000, respectively, compared to a net loss of $1.3 million and $2.4 million for the same periods of 2011, respectively. During the three and six months ended June 30, 2012, $39,000 and $286,000, respectively, was released from the allowance for loan losses and recognized in earnings as a negative provision for loan losses compared to $2.5 million and $5.1 million, respectively, provision for loan losses recognized for the three and six months ended June 30, 2011. The release of a portion of the allowance for loan losses previously provided for is a result of declines in historical losses and outstanding loan balances. The Company had $2.4 million in net charge-offs recognized during the six months ended June 30, 2012 as compared to $5.3 million in net charge-offs recognized for the same period in 2011. Nonaccrual loans were $52.1 million at June 30, 2012, a decrease from $57.0 million at June 30, 2011 and $60.1 million at December 31, 2011. Decreases in the loan balances of $102.7 million compared to June 30, 2011 and decreased levels of nonperforming assets and charge-offs, kept our allowance for loan losses (ALLL) as a percentage of gross loans at 3.32% or $18.4 million and $21.9 million as of June 30, 2012 and 2011, respectively. Outstanding loans declined $48.5 million from December 31, 2011 to June 30, 2012. ALLL of $21.1 million at December 31, 2011 was 3.34% of gross loans. At June 30, 2012, 42.1% or $7.8 million of the ALLL represents specific reserves on impaired loans as compared to 34.9% or $7.6 million at June 30, 2011 and 34.8% or $7.4 million at December 31, 2011. Management believes the June 30, 2012 allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio. We believe the strengthened internal controls related to the identification and valuation of impaired loans that we put in place during 2011 resulted in more timely recognition of impaired assets resulting in more effective resolution of the issues. In 2012 our focus is directed to moving impaired assets off of our balance sheet.

The Bank is well capitalized at June 30, 2012, with total risk based capital of 10.95%, tier 1 risk based capital of 9.68%, and leverage ratio of 5.53%. At June 30, 2011, the Bank had total risk based capital of 10.01%, tier 1 risk based capital of 8.74%, and leverage ratio of 5.79%. The Company had total risk based capital of 11.49%, tier 1 risk based capital of 7.92%, and leverage ratio of 4.52% at June 30, 2012, as compared to 10.62%, 7.46%, and 4.97%, respectively, at June 30, 2011. We continue actively assessing our alternatives for preserving and improving capital, which may include increasing tangible common equity and regulatory capital, reducing our balance sheet, or other strategies.

Asset Quality:

Total nonperforming assets were $67.4 million or 7.5% of total assets at June 30, 2012, as compared to $66.9 million or 7.1% of total assets at June 30, 2011, and $72.0 million or 7.9% of total assets at December 31, 2011. Nonperforming loans declined to $52.1 million at June 30, 2012 from $57.0 million at June 30, 2011 and $60.2 million at December 31, 2011. Foreclosed assets totaled $15.2 million at June 30, 2012, up from $9.9 million at June 30, 2011, due to $14.8 million of additions, $6.2 million of sales, and $3.0 million in write-downs from declining real estate valuations. Foreclosed assets were $12.2 million at December 31, 2011. Troubled debt restructurings (TDRs) totaled $41.0 million at June 30, 2012, and are comprised of $30.4 million which were included in nonaccrual loans and $10.6 million which were performing loans. This compares to total TDRs at June 30, 2011 of $53.5 million comprised of $33.2 million non-performing TDRs which were included in nonaccrual loans and $20.3 million which were performing loans. We are in substantial compliance with the written agreement in place with our regulators, which calls for the Company to reduce problem assets and concentrations of credit, while also increasing capital.

Net Interest Income and Net Interest Margin:

Net interest income after the provision for loan losses totaled $5.4 million and $11.4 million for the three and six months ended June 30, 2012, respectively, as compared to $6.8 million and $13.8 million for the same periods in 2011. Net interest margin annualized for the quarter and six months ended June 30, 2012 was 2.47% and 2.59%, respectively, as compared to 2.95% and 3.01% as of June 30, 2011. Our net interest margin declined due to the decrease in gross loans, the early calls of brokered deposits requiring recognition of the remaining unamortized premium, and lower yields on investments. The effect of these factors more than offset the benefit of lower interest expense which declined to $3.2 million and $6.4 million for the second quarter and six months ended June 30, 2012, respectively, as compared to $3.7 million and $7.3 million for the same periods ended June 30, 2011.

Non-Interest Income:

Non-interest income for the second quarter and six months ended June 30, 2012, increased $635,000 and $456,000, respectively, to $2.0 million and $3.2 million from $1.4 million and $2.7 million for the same periods ended June 30, 2011, primarily due to an increase in gains on sales of investment securities available for sale, and an increase in other non-interest income from premiums on sale of the guaranteed portion of SBA loans.

Non-Interest Expense

Non-interest expense totaled $7.6 million and $14.4 million for the second quarter and six months ended June 30, 2012, respectively, as compared to $6.9 million and $13.7 million for the same period in 2011. Our full time equivalent employees decreased to 192 at June 30, 2012 from 202 at June 30, 2011. Reduction of staff and other cost cutting initiatives resulted in lower expenses, but increased collection expenses and carrying costs of foreclosed properties, along with increased costs of insurance and professional fees, offset the reduction of other expenses.

Balance Sheet and Capital

Total assets of $904.2 million at June 30, 2012 decreased 1.4% compared to $916.6 million at December 31, 2011. Net cash, cash equivalents, and investments of $317.1 million at June 30, 2012 increased 11.4% compared to $284.8 million at December 31, 2011. Net loans of $535.3 million at June 30, 2012 decreased 7.9% compared to $581.1 million at December 31, 2011. Total deposits of $731.5 million at June 30, 2012 decreased 1.9% compared to $745.9 million at December 31, 2011. Total shareholders’ equity was $30.7 million at June 30, 2012, an increase of 3.3% compared to $29.7 million at December 31, 2011. Book value per share at June 30, 2012 was $3.95 as compared to $3.87 at December 31, 2011.

Chairman, President, and Chief Executive Officer, Ayden R. Lee, Jr. states, “We are pleased to report positive net income for the second quarter of 2012. We will strive to continue this positive trend in future quarters as we continue to improve our asset quality. Thanks to all who participated in our centennial celebrations which have been great opportunities to express our appreciation to our customers, shareholders, and staff.”

With $904.2 million in total assets as of June 30, 2012, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its sixteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Rockingham, Southern Pines, and Raleigh, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, our ability to raise capital and continue as a going concern, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company’s common stock. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177